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                                                                    EXHIBIT 10.8

                             TAX SHARING AGREEMENT

     This agreement is effective as of July 31, 1998, between Globe Holdings, Inc., a Massachusetts corporation ("Holdings"), and Globe Manufacturing Corp., an Alabama corporation ("Globe").

                                   Recitals
                                   --------

A. Holdings is the common parent of an affiliated group of corporations (the "Globe Group") as defined by Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Holdings and Globe are members of the Globe Group.

B. Holdings and Globe wish to file a consolidated federal income tax return and certain state combined and/or consolidated income tax returns.

C. Holdings and Globe wish to define the method by which the income tax liability of the Globe Group will be paid.

Therefore, Holdings and Globe hereby agree as follows:

1. Holdings and Globe will join in the filing of a federal consolidated income tax return and will execute any necessary consents related thereto.

2. Holdings will prepare a consolidated federal income tax return for the Globe Group for each taxable year in accordance with the requirements of the Code and any regulations thereunder which will show the Globe Group's consolidated federal income tax liability (the "Globe Group Federal Income Tax Liability"). Holdings will also prepare a combined or consolidated state or local income tax return for each state or locality where the Globe Group reports on a combined or consolidated basis showing the Globe Group's combined or consolidated state or local income tax liability (each, a "Globe Group State or Local Income Tax Liability").

3. Globe will compute, for each taxable year during which it is a member of the Globe Group, the federal income tax liability that it would incur if it filed a federal income tax return on a separate-company basis for such year ("Separate Company Federal Income Tax Liability").

4.   For purposes of computing Separate Company Federal Income Tax Liability:

     a. Dividends received from another member of the Globe Group will be eliminated.

     b.   Deferred intercompany gain (as provided by Treasury Regulation
          (S)1.1502-13 and any successor thereto) and gain attributable to any excess loss account (as provided
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          by Treasury Regulation (S)1.1502-19 and any successor thereto) will be taken into account at the time and to the extent that such item is taken into the taxable income of the Globe Group under the consolidated return regulations and any successors thereto.

     c.   Any benefit to the Globe Group of lower bracket amounts under Code
          (S)11(b)(1) (and any other items specified in Code (S)1561(a)) shall be shared equally among all members of the Globe Group.

5. With respect to any income of Globe reported on a combined or consolidated state or local income tax return with other members of the Globe Group, Globe shall compute, for each taxable year during which it is a member of the Globe Group, the state or local income tax liability that it would incur if it filed a state or local income tax return on a separate-company basis for such year (taking into account solely results from that taxable year) ("State or Local Income Tax Liability"). Globe's State and Local Income Tax Liability shall be determined based on principles similar to those outlined in paragraph 4.

6. Globe shall pay the amount of its Separate Company Federal Income Tax Liability and any State or Local Income Tax Liability to Holdings. In no event, however, will the amount required to be paid by Globe to Holdings exceed the Globe Group Federal Income Tax Liability or, for each state or locality in which combined or consolidated returns are filed, the relevant Globe Group State or Local Income Tax Liability. Payments shall be made hereunder on an estimated basis not more frequently than quarterly, but at least biannually; provided that each quarterly payment to Holdings shall not be made before 10 days prior to the date Holding's quarterly estimated tax payments are due to the respective federal or state government. If payments received hereunder for any taxable year are different than the amount finally determined under paragraphs 3, 4 and 5 as limited by the second and third sentences of this paragraph 6 after calculations of the final group liabilities under paragraph 2, Holdings shall refund to Globe or Globe shall pay to Holdings (pursuant to the procedures set out in this paragraph 6), as the case may be, the amount of such difference no later than the date upon which Holdings files the applicable consolidated federal income tax return or combined or consolidated state or local income tax return for the Globe Group.

7. Globe's Separate Company Federal Income Tax Liability and any State or Local Income Tax Liability shall be recomputed if the income tax items of Globe are recomputed on audit or otherwise. Any (i) additional tax liability resulting from such recomputation and (ii) interest and penalties related to such recomputed items shall be paid by Globe as if it were a Separate Company Federal Income Tax Liability or a State or Local Income Tax Liability, as the case may be.

8. This agreement shall remain in effect for those taxable periods for which the income from Globe is includable in the consolidated federal income tax return or a combined or
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     consolidated state or local income tax return filed by the Globe Group, notwithstanding the fact that (i) Globe ceases to be a member of the Globe Group or (ii) a new entity becomes a member of the Globe Group.
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Entered into on July 31, 1998.



                    Globe Holdings, Inc.



                    By /s/ Lawrence R. Walsh

                    Its_________________________________



                    Globe Manufacturing Corp.


                    By /s/ Lawrence R. Walsh

                    Its_________________________________